Exhibit (l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and post-effective amendment no. 7 to the Registration Statement on Form N-2 under the Investment Company Act of 1940, as amended, of the First Trust Private Assets Fund (File Nos. 333-xxxxx and 811-23791). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

January 15, 2026